Exhibit 23

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-31620 on Form S-8 of RGC Resources, Inc. of our report dated December 17, 2003, April 21, 2004 as to Note 15, appearing in this amended annual report on Form 10-K/A of RGC Resources, Inc. for the year ended September 30, 2003.

/s/ Deloitte & Touche LLP

Charlotte, North Carolina

April 21, 2004